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                                                                       Exhibit 4

DESCRIPTION OF SHARE CAPITAL

     The following is a summary of the material rights, privileges, restrictions and conditions that attach to the Labco Class A Shares. . .

AUTHORIZED CAPITAL

     The authorized share capital of Labco will consist of:

     (a) an unlimited number of Labco Class A Shares which, subject to the provisions of Labco's articles, will be entitled to one vote per share, provided that following the Effective Date, additional Labco Class A Shares may only be issued in limited circumstances;


          . . .


     In addition to any other approvals required by the OBCA, Labco will not create any shares ranking in priority to or on a parity with the Labco Class A Shares or the Labco Class B Non-Voting Shares without the prior approval of the holders of each class of the shares of Labco by resolution passed by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of each class, voting separately as a class, duly called for that purpose.

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PROVISIONS ATTACHING TO THE LABCO CLASS A SHARES

Dividends

     The holders of Labco Class A Shares will be entitled to receive dividends as and when declared by the Labco Board, out of Distributable Cash Flow, in such amount and in such form as the Labco Board may determine, provided that no dividends will be declared on or prior to October 31, 2004. The payment of dividends to holders of Labco Class A Shares will be subject to the preferential rights of the holders of Labco Class C Shares and any other shares ranking senior to the Labco Class A Shares.

     All dividends on the Labco Class A Shares and the Labco Class B Non-Voting Shares declared by the Labco Board will be declared and paid in equal amounts per share on all Labco Class A Shares and Labco Class B Non-Voting Shares outstanding at the time without preference or distinction.

     Notwithstanding the above, dividends may be declared and paid on the Labco Class B Non-Voting Shares in advance of dividends declared and paid on the Labco Class A Shares so long as the aggregate amount per share of all dividends declared and paid on the Labco Class A Shares in any fiscal year of Labco equals (without regard to the timing of payment of such dividends) the aggregate amount per share of all dividends declared and paid on the Labco Class B Non-Voting Shares in such fiscal year of Labco.

Dissolution

     In the event of the dissolution, liquidation or winding-up of Labco, whether voluntary or involuntary, or any other distribution of assets of Labco among its shareholders for the purpose of winding up its affairs, the holders of the Labco Class A Shares and the Labco Class B Non-Voting Shares will be entitled to receive the remaining property and assets of Labco in equal amounts per share without preference or distinction. The dissolution rights of the holders of the Labco Class A Shares will be subject to the prior rights of the holders of the Labco Class C Shares and any other shares ranking senior to the Labco Class A Shares and the Labco Class B Non-Voting Shares.

Voting Rights

     The holders of Labco Class A Shares will be entitled to receive notice of and to attend all meetings of the shareholders of Labco and, subject to the provisions of Labco's articles summarized in "-- Provisions Attaching to the Labco Class B Non-Voting Shares -- Specified Offer" below, will have one vote for each Labco Class A Share held at all meetings of the shareholders of Labco, except meetings at which only holders of another specified class or series of shares of Labco are entitled to vote separately as a class or series.


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     For  purposes of  this section  of the  Circular entitled  "Labco After the
Arrangement":


     . . .


     (b) "CASH FLOW", for any Distribution Period of Labco, will equal the following:

        (i)   all  cash or cash equivalents which  are received by Labco in such
              Distribution   Period,   including,   without   limitation,    any
              distributions received by Labco from the Partnerships; plus

        (ii) all cash or cash equivalents received by Labco in any prior Distribution Period to the extent not previously distributed unless such amounts have been set aside by the Labco Board in a prior Distribution Period for distribution to the holders of the Labco Class A Shares and/or the Labco Class B Non-Voting Shares in a subsequent Distribution Period, in which case such amounts set aside shall not be included in Cash Flow; less

        (iii) the Cash Flow Deductions;

     (c)  "CASH FLOW DEDUCTIONS", for any Distribution Period of Labco, means:

        (i) all costs, expenses and debts of Labco which, in the opinion of the Labco Board, may reasonably be considered to have accrued or become owing in respect of, or which relate to, such Distribution Period or a prior Distribution Period if not deducted in the calculation of Cash Flow for such prior period;

        (ii) any tax liability of Labco in respect of, or which relates to, such Distribution Period; and

        (iii) any cash or cash equivalent which is received by Labco in the Distribution Period which the Labco Board has determined to set aside for distribution to the holders of Labco Class A Shares and/or Labco Class B Non-Voting Shares in a subsequent Distribution Period;

     (d) "DISTRIBUTABLE CASH FLOW" for, or in respect of, a Distribution Period of Labco shall be the Cash Flow of Labco for such Distribution Period, together with any Cash Flow set aside in a prior Distribution Period for distribution to the holders of the Labco Class A Shares and/or the Labco Class B Non-Voting Shares in a subsequent Distribution Period which the Labco Board has determined to distribute in respect of the current Distribution Period, less any amount which the Labco Board may reasonably consider to be necessary to provide for the payment of any costs and repayment of debts which have been or will be incurred in the activities and operations of Labco in addition to the Cash Flow Deductions;

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     (e)  "DISTRIBUTION  PERIOD" means each month in each calendar year from and including the first day thereof and to and including the last day thereof, provided that the first Distribution Period shall begin on (and include) the Effective Date and shall end on (and include) the last day of the month in which the Effective Date occurs;


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